                            NORTH LILY MINING COMPANY

                                  ANNUAL REPORT

                              [president's letter]

BUSINESS OVERVIEW

North Lily Mining Company ("NLMC") was incorporated in Utah in 1916. NLMC produced gold, silver, lead, zinc, and copper from the North Lily Mine in the Tintic Mining District of Utah from 1925 until 1949.

TUINA, CHILE - COPPER

The Tuina properties are held by Compania Minera Phoenix S.A., a Chilean company that is owned 41% by the Company and 59% by International Mahogany Corp. ("Mahogany") at December 31, 1995. During 1995, the Company, Mahogany and Yuma Gold Mines Limited ("Yuma") entered into a number of agreements which may result in Yuma acquiring Mahogany's interest in the Tuina properties. Yuma may also increase its ownership in the Tuina property by a further 15%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Restructuring of Tuina Ownership."

The property is located approximately 60 kilometers (37 miles) east of Calama, in Region II in the Country of Chile and consists of a total of 6,080 hectares (15,013 acres).

To date the Company has calculated a mineable tonnage of 3.5 million metric tonnes of copper ore contained in the San Jose and San Martin pits at an estimated soluble copper grade of 1.1%. The estimated stripping ratio to mine this tonnage would be 2.3 to 1.

During 1995, Yuma commissioned UM Engineering ("UM") to prepare an independent bankable feasibility study on the economics of a solvent extraction / electrowinning ("SX/EW") plant for the Tuina Project. UM delivered its report in July, 1995 (the "UM Report"). The UM Report concluded that, based on current reserves of approximately 38,000 tons of recoverable copper, a 6,000 ton per year plant could generate a rate of return of 26% and achieve payout in approximately four years. In addition, the economics of the SX/EW plant could be improved by: conducting a mining survey to increase proven reserves; obtaining other ore sources from surrounding properties; and/or decreasing the capital investment by using second hand equipment or subcontracting parts of the operation.

Activities on the Tuina Project have been curtailed pending completion of Yuma's proposed acquisition of Mahogany's 59% interest in Phoenix. Yuma is currently funding ongoing costs relating to the Tuina Project. It is expected that once this transaction closes Yuma will proceed with bringing the Tuina copper project into production. Yuma, Mahogany and Company management are reviewing and assessing alternatives to further improve the economics of the Tuina Project.

TINTIC PROPERTIES, UTAH - UNDERLYING VALUES

The Tintic Properties, which are held 100% by the Company, are located in the Tintic Mining District, Utah and Juab Counties in the State of Utah, approximately 80 miles south of Salt Lake City. The properties comprise (1) surface and mineral rights on approximately 8,115 acres of patented lode mining claims and other patented land owned in fee simple; (2) 2,200 acres of patented land with agricultural and mineral rights; (3) city lots in Eureka, Utah, covering 21 acres; (4) 104 acres of unpatented mining claims; and (5) 20 acres without mineral rights. In addition, the Company owns 28 acres of patented lode mining claims and two unpatented lode mining claims in the Tintic Mining District, Juab County, Utah. There are currently no gold reserves identified on the properties, however deep exploration targets are renewing the interest of several companies.

On January 23, 1987, the Company entered into a ten-year mining lease with Centurion Mines Corporation, a non-affiliated mining company, covering approximately 6,000 acres. The lease, which specifically excludes the mine dumps and tailings, Silver City mill, and existing grazing leases, requires a production royalty equal to a 5% NSR. During 1991 North Lily renegotiated its mining lease. The lessee is required to make advance royalty payments of $27,500 in 1992, $27,500 in 1993, $27,500 in 1994 and $75,000 thereafter
(payments to 1996 have been received). The lessee is also required to fulfil a work commitment with respect to the leased premises at a minimum cost to lessee of $50,000 in 1992, $50,000 in 1993 and $150,000 during each succeeding year.

The property remains subject to a lease agreement with Centurion Mines Corporation who are operators of the property. Centurion Mines Corporation has advised the Company that they will be spending at least $150,000 in exploration work on the property in order to fulfil their work commitments.

SILVER CITY JOINT VENTURE, UTAH - GOLD

The joint venture property, which is owned 50% by North Lily and 50% by Mahogany, is located in Juab County, approximately 80 miles south of Salt Lake City, Utah and consists of approximately 20 acres. The Silver City Joint Venture was a project designed to extract gold and silver from a previous mine's tailings using a heap leach process. The project is now undergoing reclamation work, while considering leaching opportunities, and it is not known if the project will produce any further gold or gold equivalent.

The remaining reclamation costs have been budgeted for $440,000 of which $220,000 is the Company's share. Approximately $165,000 in state reclamation bonds have been jointly posted. After reclamation work is completed, to the satisfaction of regulatory authorities, the reclamation bonds are to be returned. Funding of reclamation work in 1996 remains a substantial burden to the Company.

SAN SIMON, BOLIVIA - GOLD

On April 1, 1995, the Company and Akiko Gold Resources Ltd. ("Akiko"), entered into a letter of agreement (the "San Simon Agreement") with Robert S. Friberg and Marcelo Claure Z. (jointly "Friberg/Claure") whereby Friberg/Claure agreed to acquire mineral properties located in the San Simon region of Bolivia on behalf of Akiko and the Company (collectively the "Companies"). Friberg/Claure will retain an 8% carried interest, with the Companies funding all costs and obligations on a 50/50 basis. To date Friberg/Claure have acquired four concessions (the "San Simon Property") from a third party. Friberg/Claure are to transfer the San Simon Property to a Bolivian subsidiary to be established by the Company. The Companies do not anticipate any further properties to be acquired under the San Simon Agreement. Through December 31, 1995, the Company has paid $40,338 to Friberg/Claure relating to costs incurred pursuant to the San Simon Agreement and property payments made on the San Simon Property.

The San Simon Property consists of four concessions, known as "Pedro Ricardo I" and "Pedro Ricardo II", "Machetero I" and "Machetero II" and is located in northeastern Bolivia, adjacent to the Brazilian border within the Amazon Basin, in the area of San Simon, Canton Mategua, Province of Itenez, State of Beni and consists of approximately 5,300 hectares.

There are no known gold reserves on the San Simon Property at this time.

Minimal work was performed on the San Simon Property in 1995.

The Companies are seeking a joint venture partner to help exploit the San Simon Property and have had discussion with several major mining companies. If the Companies are unable to conclude any arrangements the Companies will commence work on the San Simon Property pursuant to the terms of its agreements.

SELECTED FINANCIAL DATA

                                              1995           1994             1993         1992           1991
                                           -----------    ------------    -----------   ------------  ------------
Revenues                                            -              -      $ 1,409,836   $ 3,194,916   $ 13,134,403
Loss from continuing operations
  before extraordinary item                $ (995,782)    $(2,071,147)    $(6,286,733)  $(4,697,928)  $(11,929,642)
Loss before extraordinary item             $ (995,782)    $(2,071,147)    $(6,271,619)  $(5,210,307)  $(11,934,592)
Net loss                                   $ (922,032)    $(2,071,147)    $(6,271,619)  $(5,210,307)  $(11,934,592)
Loss per share from continuing
  operations before extraordinary item     $    (0.04)    $     (0.09)    $     (0.27)  $     (0.25)  $      (0.63)
Loss per share before extraordinary item   $    (0.04)    $     (0.09)    $     (0.27)  $     (0.25)  $      (0.63)
Net loss per share                         $    (0.04)    $     (0.09)    $     (0.27)  $     (0.28)  $      (0.63)
Total assets from continuing
  operations                               $4,201,720     $ 5,105,048     $ 6,354,791   $21,049,824   $ 27,975,190
Total assets                               $4,201,720     $ 5,105,048     $ 6,354,791   $22,467,197   $ 31,739,931
Non-current liabilities                    $  385,000(2)  $ 1,168,223(3)            -             -              -
Book value per share(1)                    $     0.12     $      0.13     $      0.22   $      0.23   $       0.58
Cash dividends declared                             -               -               -             -              -

(1)  Based on the outstanding number of shares less treasury stock.
(2) Comprises of $165,000 of unpaid 1994 salaries and $220,000 unpaid 1995 salaries to officers.
(3) Includes $354,250 of indebtedness to be settled by the issuance of Company stock, at an ascribed price of $0.30 per share, and $165,000 of unpaid salaries to officers of the Company in which the officers have the option to accept common shares of the Company, at an ascribed price of $0.30 per share.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CORPORATE PROFILE AND HISTORY

North Lily was incorporated in Utah in 1916 and was a subsidiary of Anaconda Company from 1925 until 1949. During this period, the Company produced gold, silver, lead, zinc and copper from the North Lily Mine in the Tintic Mining District, Utah. From 1949 to 1987, the Company was primarily engaged in the acquisition, exploration, and development of mining properties. From 1988 to 1990, a Company subsidiary, International Mahogany Corp. ("Mahogany"), a Canadian publicly-traded mining company listed on the Toronto Stock Exchange, jointly with International Corona (Mahogany had a 70% working interest), placed the Jolu Mine in Northern Saskatchewan, Canada, into production and produced approximately 204,000 ounces of gold. In 1991, the Company and Mahogany acquired the Tuina copper property in Chile, South America. Since 1991, the Company and Mahogany have jointly been developing the Tuina copper project. The Company has also operated a small heap leach tailing recovery operation in Utah ("Silver City") which has produced approximately 33,000 ounces of gold and gold equivalent since 1988. Silver City is currently in the process of site reclamation work.

RESTRUCTURING OF TUINA OWNERSHIP

Effective April 12, 1995, the Company and Mahogany agreed to a restructuring of the ownership interest of the Tuina Project. In settlement of the Company's outstanding debt to Mahogany of $797,481, as at March 28, 1995, the Company reduced its ownership interest in Compania Minera Phoenix S.A. ("Phoenix") from 50% to 41%. The Company also agreed to terms by which the Company's remaining interest in the Tuina Project will be impacted. Subsequently, Mahogany agreed to sell its 59% interest in Phoenix to Yuma Gold Mines Limited ("Yuma"). The sale to Yuma was extended on several occasions and the terms subsequently revised (the "Mahogany-Yuma Agreement").

By previous agreements entered into April 18, 1995 and August 22, 1995, on December 4, 1995 Yuma entered into a revised agreement with the Company. In summary, the Company's remaining interest in Phoenix will, subject to receipt of regulatory approvals and completion of the Mahogany-Yuma Agreement, be impacted as follows:

     i) Yuma will receive an additional 5% interest in Phoenix in exchange for funded costs and the delivery of an independent bankable feasibility study in respect of the Tuina Project;

    ii) the Company would be required to sell a further 10% interest in Phoenix to Yuma for an initial payment of $145,000, less deductions for operating costs and the costs of securing the water rights for the Tuina Project. In addition, Yuma is required to make two further payments to the Company, due upon commencement of Tuina commercial production and one year thereafter. These payments are to be calculated in relation to the initial capital costs of the Tuina Project, from a high of $609,000 where the initial capital costs are less than $14,000,000 with graduating payments decreasing as capital costs increase, and may be made, at Yuma's election, in cash or shares of Yuma; and

   iii) all participants will be responsible for contributing their share of funding following completion and delivery of the Feasibility Study. The failure of any participant to contribute its share of funding will result in a dilution of that participant's interest in accordance with a dilution formula. Once a participant's interest has been diluted to 10%, then the ownership interest will convert to a 10% net profits interest.

Since April 13, 1995, Yuma has assumed all indebtedness of Phoenix, provided funding for the preparation of the feasibility study, the costs of securing the water rights for the Tuina Project and the ongoing costs of Phoenix. These costs are partially recoverable by Yuma (the "Yuma Payments") from the Company from the proceeds to be received from the sale of the 10% interest in Phoenix, as noted in item (ii) above. Closing of the Mahogany-Yuma Agreement is subject to regulatory approval, securing the water rights for the Tuina Project by April 30, 1996 (the "Water Rights Approval Date"), and the completion by Yuma of a financing of at least U.S. $1,500,000 within 30 days of the Water Rights Approval Date.

If the Water Rights Approval Date does not occur as contemplated, Yuma may elect to terminate the Mahogany-Yuma Agreement and in such circumstances, the Company must reimburse Yuma for the Yuma Payments. The reimbursement would be payable by the Company from proceeds from the subsequent sale of its interest in the Tuina Project, or commercial production commences on the Tuina Project. If the Water Rights Approval Date occurs by May 31, 1996, and Yuma is unable to close the Yuma Purchase Agreement and Mahogany agrees to an extension of the closing, then Yuma shall lose the rights to reimbursement of the Yuma Payments.

The Company and Mahogany have an agreement in principle to conduct the activities of the Tuina Project on a joint venture basis. The Company expects to enter into a definitive joint venture and operating agreement with Yuma after closing of the Mahogany-Yuma Agreement.

The restructuring completed with Mahogany allows the Company to retain a substantial interest in the Tuina Project while eliminating the most significant debt of the Company.

DISPOSITION OF INTERNATIONAL MAHOGANY CORP.

By way of a letter agreement ("Letter Agreement") dated August 6, 1993, the Company agreed to sell its equity investment in Mahogany, which comprised an approximate 25% equity and 60% voting interest in Mahogany. Consideration received from the sale included: cash of $500,000; a non-interest bearing note in the amount of $500,000 ("Baja Note"); and 650,000 common shares of Baja Gold, Inc. ("Baja"), a Canadian publicly-traded precious metals exploration and development company listed on the Toronto Stock Exchange, and valued, for financial statement purposes, at $680,000, based on the August 6, 1993 closing stock market price of Baja.

As a result of the Company selling its equity interest in Mahogany, Mahogany's financial results were no longer consolidated with those of the Company after the sale of Mahogany on August 6, 1993.

In addition, under the terms of the Letter Agreement, Mr. Anton R. Hendriksz and Mr. Thomas L. Crom, previous Chairman of the Board and President of the Company, respectively, agreed to terminate their existing employment agreements and to provide consulting services to Mahogany and the Company for a 24-month period in consideration for certain future cash payments. The termination and consulting payments were to be shared equally by Mahogany and the Company. During 1993, the Company incurred charges of $212,500 as its share of the termination and consulting payments. As at December 31, 1994, $156,250 remained unpaid. During 1995, the Company issued 275,000 shares, at an ascribed value of $0.30 per share, in settlement of the $156,250 due to the former officers, recording an extraordinary gain of $73,750 on settlement.

RESULTS OF OPERATIONS

The Company incurred a loss of $922,032 ($0.04 per share) for the year ended December 31, 1995, compared to losses of $2,071,147 ($0.09 per share) for 1994 and $6,271,619 ($0.27 per share) for 1993. There were no revenue, no depletion and depreciation charges and no cost of sales for 1995 or 1994.
The lack of revenue, depletion and depreciation charges and cost of sales during 1995 and 1994 were due to the continuation of reclamation work at the Silver City Joint Venture and the decision to suspend operations at the Tuina copper property in Chile during 1993. The Company, for the year ended 1993, had revenue of $1,409,836, depletion and depreciation costs of $504,415 and cost of sales of $2,490,296.

On August 6, 1993, the Company sold its equity investment in Mahogany. The results of Mahogany's operations are no longer included with those of the Company's after its sale. There was a significant reduction in revenue in 1993, compared to prior years, due to the winding-down of operations at the Silver City Joint Venture and the decision to suspend operations at the Tuina mine. During 1993 the Silver City operation produced 737 ounces of gold and gold equivalent at Silver City which was sold at an average price of $318 per ounce. Prior to suspending operations at Tuina, 2.0 million pounds of copper precipitate was produced and sold at an average price of $0.58 per pound of precipitates during 1993. The Company does not anticipate any revenue during 1996 from its current properties.

During 1993, the Company incurred costs of $517,303 at the Silver City property site. These costs included costs to produce the gold and gold equivalents for the year as well as site reclamation costs. At the Tuina property, the Company incurred costs of $1,972,993 to produce 2.0 million pounds of copper precipitate.

General and administrative costs for 1995 was $842,547 compared to $862,735 in 1994 and $1,721,390 in 1993. During 1995 there was a reduction in the Company's share of general and administrative costs relating to the Tuina Project, primarily due to Yuma's funding of these costs; however, the reduced costs were mainly offset by increased head office costs. As a result of the Company selling its equity investment in Mahogany in 1993, general and administrative costs for 1994 were reduced from prior years. With the change of Company management in August 1993, new Company management took certain steps to reduce ongoing Company general and administrative costs. Employment of head office staff in San Francisco was terminated. The Company's head office space in San Francisco was vacated and employment of staff in Santiago, Chile was reduced. The above measures, including the agreement with respect to the departure of the Company's previous Chairman and President, resulted in an aggregate charge to Company earnings in 1993 of $512,933 and is reflected as restructuring costs for in 1993.

The Company maintains a small exploration department which has assumed the
responsibility of reviewing and maintaining all Company properties.   Costs
for maintaining the Company's title and rights to resource properties are also included in exploration and property holding costs. During 1995, the Company spent $60,390 on exploration and property holding costs compared with $432,425 in 1994 and $430,089 in 1993.

During 1995, the Company recorded a gain of $49,500 from the disposition of certain of its mineral properties. The Company also settled its indebtedness to Mahogany by reducing its ownership interest in Phoenix from 50% to 41%. The disposition of the 9% interest in Phoenix has resulted in the elimination of the Company's indebtedness to Mahogany and a reduction of the Tuina asset by $797,481.

During 1995, Company management reviewed the carrying values of its remaining mineral properties and determined to write off the remaining $71,397 carrying value and reverse an accrual of $23,000 for anticipated property costs of its Nine Mile property, resulting in a net write off of $48,397. During 1994, Company management decided to terminate the Ashdown joint venture agreement. As a result of this decision, a write-down of $197,850 was charged against earnings in 1994. During 1993, properties with book values of $52,912 were abandoned, with a corresponding charge to earnings. In addition, in 1994 the Company recognized a $300,000 provision for diminution in value of the Nine Mile property. No provision was recognized in 1993.

As a result of steadily declining cash balances and general reduction in interest rates for funds on deposit, the Company has earned substantially lower amounts of interest since 1993. Unless the Company sells for cash one of its resource properties, the Company is not expected to earn any significant amounts of interest in future years.

Although the Company has experienced a decline in its cash balances since 1993, the Company has not relied on debt financing of any significance. Accordingly, the Company has not incurred any large interest charges for the years ended 1995 to 1993.

During 1995, the Company realized $92,628 of gains from the sale of marketable securities, proceeds from which have been utilized to meet the Company's liquidity requirements. For the year ended 1994, the Company disposed of marketable securities with a book value of $495,309 for proceeds of $665,803, realizing a gain of $170,494. For the year ended 1993, the Company disposed of marketable securities with a book value of $939,521 for proceeds of $927,639 realizing a loss of $11,882.

During 1995, the Company received $25,000 from the partial sale of the Company's mill equipment in Montana. The proceeds were credited towards the remaining scrap value. During 1994, the Company wrote-down the mill and equipment to its scrap value of $28,103, charging earnings by $371,897. During 1993, Company management wrote down the value of this mill equipment by $482,338.

On May 6, 1993, the Company sold all its shares in a subsidiary, Dragon Mining Corp., realizing a gain of $729,547 on the sale.

On August 6, 1993, the Company agreed to sell its 25% equity-owned subsidiary, Mahogany. Consideration received included cash of $500,000, a note for $500,000 and 650,000 common shares of Baja, valued at $680,000. The Company recognized a loss of $2,928,595 in 1993 on the sale of Mahogany.

During 1993, the Company's former subsidiary, Mahogany, decided to dispose of its oil and gas interests. Generally accepted accounting principles required that the Company's oil and gas interests be reported separately as discontinued operations in the Consolidated Statements of Operations. Effective June 3, 1993, Mahogany Minerals U.S. Inc., which held substantially all of the oil and gas interests, was sold for $1,200,000 resulting in a loss of $144,778. During 1993, prior to its disposal, the oil and gas operations generated earnings of $205,234. As a result the Company recorded, net of minority interest, total earnings of $15,114 related to discontinued operations.

LIQUIDITY AND CAPITAL RESOURCES

For the past three years the Company has experienced substantial losses and has continually sold non-essential Company assets to fund ongoing operations and property commitments and development. Management, in its efforts to ensure maximum fund availability, has reduced Company operating costs substantially and has deferred payment of fees for their services. The Company believes it holds properties with development potential. In order for the Company to develop its properties or property interests, the Company requires funds to pay Company overheads, pay property commitment costs and fund property development work. Resource property development is both costly and time consuming. Development of a property to a position of generating cash flow from underlying mineral sales is normally measured in years, and there is no guarantee of the property's ultimate financial success.

The Company requires funds for its future operations. Funding is traditionally provided to corporations by way of funds from ongoing company operations, funds from the issuance of company debt instruments, funds from company equity issues and funds from the sale of Company assets.

With the suspension of operations at the Tuina mine, and continuing reclamation work at Silver City, the Company does not have operations from which funds from ongoing Company operations can be accumulated. With the Company's present asset base, the Company is not able to generate funds from operations within the next two years at a minimum, except to the extent that:
(a) Tuina may be brought into successful production in conjunction with the restructuring of the Tuina Project; and (b) a new project and financing may be acquired with Company stock.

Throughout 1993, 1994 and a portion of 1995, the Company did not generate sufficient funds to meet its proportionate share of costs and obligations on its joint property activities with Mahogany, its ongoing property cost commitments and its ongoing corporate expenses. During 1993, 1994 and 1995, a significant portion of the Company's capital resources was funded by advances from Mahogany. Approximately $1,215,000 and $358,258 was advanced to the Company by Mahogany during 1993 and 1994 respectively, and a further $163,546 was advanced during 1995. In December 1993, Mahogany stated that it was reluctant to fund any further Company capital requirements and in March 1994, demanded repayment of amounts due. On April 12, 1995, the Company and Mahogany agreed to the restructuring of the Tuina ownership to settle the Company's outstanding debt to Mahogany. See Restructuring of Tuina Ownership.

During 1993, in response to its increasing financial pressures, the Company sold its equity interest in Mahogany, receiving: cash of $500,000, which was utilized to reduce some of the Company's liabilities and fund the Company's joint operation costs; a promissory note in the amount of $500,000 issued by Baja, which was subsequently sold to Mahogany at face value in order to reduce the Company's obligation to Mahogany and 650,000 common shares of Baja. During 1994, the Company sold 400,000 common shares of Baja for net proceeds of $553,314. A further $112,489 net proceeds were raised from the sale of other marketable securities. Sale proceeds were used to reduce Company liabilities and help fund Company property cost commitments. During 1995, the Company sold a further 10,000 common shares of Baja and other marketable securities for net proceeds of $153,649. The proceeds were used to reduce company liabilities.

During 1994, pursuant to the issuance of promissory notes, the Company borrowed a total of $201,337 ($283,820 Cdn.) from Baja, secured by 150,000 common shares of Baja. The notes bear interest at 7% per annum. These funds were used to meet a portion of the Tuina operating costs. During 1995, the Company was advanced $74,532 (Cdn. $100,000) from a private corporation related to a director of the Company. The Company subsequently issued a promissory note and borrowed $97,167 (Cdn. $130,000) from a third party, secured by 90,000 common shares of Baja. The promissory note bears interest at 8% per annum. The funds from the promissory note were used to repay the advance from the related party and reduce Company liabilities. Subsequent to December 31, 1995, the Company sold 210,000 common shares of Baja for net proceeds of $338,576 (Cdn. $465,000). Substantially all of the funds were then used to retire all of the promissory notes and outstanding accrued interest, totalling $335,625.

In order to improve the Company's liquidity position during 1995 the Company issued 1,455,835 shares, at an ascribed price of $0.30 per share, in settlement of $510,500 of recorded indebtedness to former Company officers and related companies, recording an extraordinary gain of $73,750. Current officers of the Company have also agreed to defer repayment of indebtedness of $385,000, comprising of $165,000 of unpaid 1994 salaries ("1994 Compensation") and $220,000 of unpaid 1995 salaries ("1995 Compensation"), until January 2, 1997. The 1994 Compensation will be settled with cash, if available, or the issuance of shares of the Company, at an ascribed price of $0.30 per share. The officers have agreed to receive only a 75% portion of the 1995 Compensation in cash and the remaining 25% portion as deferred compensation. The cash portion will be paid only upon the Company completing a financing and the deferred compensation will be paid only in the event that the Company generates operating cash flow or completes a major financing.
The deferred compensation may be either settled with cash or the issuance of the Company's common stock, at a predetermined price per share, at the officer's election.

The Company has reviewed its asset base and has identified those assets that are considered to be non-essential for the Company's future growth, including small Company properties in Montana with little, if any, resource potential. In order for the Company to meet its current operating obligations and property commitments, the Company is required to sell all non-essential Company assets. Company management is, therefore, reviewing all other resource properties, and may be required to sell certain of them that do not meet its investment criteria. Although the Company has received expressions of interest in some of its resource properties, it is not currently negotiating with any third party for the sale of any of its resource properties.

At December 31, 1995 the Company had a working capital deficiency of $288,906, a decrease of $201,976 from its working capital deficiency of $490,882 at December 31, 1994.

The Company reports a use of funds of $742,073 from operating activities for the year ended December 31, 1995. This compares to a use of funds of $895,353 and $2,816,949 for 1994 and 1993, respectively.

During the year ended December 31, 1995, the Company generated cash of $389,637 from its investing activities. The Company received $153,649 from the net sale of its marketable securities, $62,822 and $93,403 from the sale of mineral properties and equipment, respectively and $91,987 in net property payments. During 1994, the Company was provided cash of $334,642 from investment activities. The Company received net proceeds of $665,803 from the sale of its marketable securities. The Company used $300,017 in the exploration of its mineral properties. An additional $31,144 was used to purchase equipment. During 1993, the Company was provided cash of $1,587,023 from investment activities. The Company received cash of $500,000 from the sale of its interest in Mahogany, $927,639 from the net sale of marketable securities and investments, $400,000 from the sale of its oil and gas operations and $199,178 in property payments and foreign tax recoveries. The Company used $46,249 to acquire equipment, $300,091 to acquire marketable securities and at the time of disposition of Mahogany, Mahogany had cash of $93,439 which was no longer reflected in the consolidated results of the Company.

For the year ended December 31, 1995, the Company was provided funds of $435,997 from financing activities compared to $559,595 provided in 1994 and $195,146 provided in 1993. In 1995, the Company issued $200,000 common stock pursuant to a private placement of 1,000,000 shares, received further advances of $163,546 from Mahogany and increased its promissory notes by $107,451. The Company advanced $35,000 in contemplation of its acquisition of Tamarine Ventures Ltd. In 1994, financing activities comprised of $358,258 in net advances by Mahogany and the issuance of $201,337 in promissory notes to Baja. For the year ended December 31, 1993, subsequent to the sale of Mahogany, the Company received funds of $195,146 in advances from Mahogany.

The Company conducts its current mining and exploration activities in the United States, Chile and Bolivia. As a result, the Company is subject to certain risks, including expropriation, political instability, varying degrees of inflation and other uncertainties.

FUTURE OPERATIONS

In order to meet its obligations for operations and property agreement commitments, the Company is required to sell its non-essential assets. Remaining marketable securities will be sold and properties with little or no potential will be disposed. If the Company does not have the financial ability to develop a project on its own, future development may be done in conjunction with other parties.

Company management is currently reviewing all resource properties with the view to identifying those properties that provide the most potential for future growth of the Company. Resource properties that do not meet management's investment criteria may be disposed. The Company owns various patented mineral claims. The Company is reviewing its current ownership of its various patent mining claims as to their real estate value both in the Tintic District, Utah and the Boulder Mountains in Montana. Both of these areas are located in expanding resort developments and in the Boulder Mountain area the real estate value is approaching $200 - $300 an acre. The Tintic properties are located on the west side of Utah Lake and this area has significant potential for resort development as the east side of Utah Lake is fully developed.

The Tuina Project will remain suspended pending completion of the Mahogany-Yuma Agreement. It is expected that once this transaction closes Yuma will proceed with bringing the Tuina Project into production with the construction of an SX/EW plant facility. The Company is responsible for contributing its share of funding, of which any failure will result in a dilution of the Company's interest.

In addition, Company management is aggressively seeking joint ventures and/or acquisitions and mergers and related financing to acquire gold and other natural resource properties that fit the Company's criteria. These criteria are technical/economic likelihood of success, sufficiently advanced exploration or development status, and proximity of cash flow, if possible. Management will review projects in North and South America, Africa and Asia for attractive gold and other natural resource properties.

PROPOSED SHARE EXCHANGE WITH TAMARINE VENTURES LTD.

On November 17, 1995, the Company executed an Agreement and Plan of Share Exchange (the "Agreement") with Tamarine Ventures Ltd., a company incorporated under the laws of British Columbia, Canada ("Tamarine"). The Agreement provides for the issuance, at closing, of one post-reverse stock split share of Common Stock of the Company in exchange for each four common shares of Tamarine, thereby making Tamarine a wholly-owned subsidiary of the Company (the "Share Exchange"). At the closing of the Share Exchange, the Company would issue 2,000,000 post-reverse split shares of its Common Stock to the shareholders of Tamarine. Closing of the Share Exchange is subject to a number of conditions including regulatory acceptance, approval by the shareholders of the Company and satisfactory results of due diligence investigations conducted by the Company and Tamarine.

The Agreement contemplates that Tamarine will acquire other businesses and/or companies using shares of the Company's Common Stock and asset based financing. On November 24, 1995, Tamarine executed a Business Sale Agreement (the "Cougar Acquisition") with Atlay Cat Sales and Services Pty. Ltd. ("Atlay") of Queensland, Australia, to acquire its business, known as Cougar Catamarans. Cougar Catamarans manufactures and sells boats ranging in size from 7.5 to 35 meters, which include passenger ferries, pleasure boats, scenic tour boats, fishing boats, dive boats, and patrol boats. Sales are made to countries in the Pacific Rim: Japan, Hong Kong, China, Singapore, New Zealand, the United States, Papua New Guinea, Tahid, Noumea, and the Maldives. The purchase price is $2,500,000 plus the value at closing of inventory and work in process. Of the purchase price, $500,000 is to be made in shares of the Company's Common Stock.

Subsequent to December 31, 1995, the Company issued 1,250,000 shares to Atlay as partial consideration of the Cougar Acquisition. These shares are held in escrow. Subsequent to the issuance of the shares, the Cougar Acquisition was not completed pursuant to the agreement. Tamarine and Atlay are in negotiations to revise and extend the Cougar Acquisition. There can be no assurance that the companies will be able to reach an agreement in which case these shares will be returned to the Company and held in treasury.

The Company is acquiring Tamarine in order to achieve near term operating cash flow, long term growth and access to opportunities in South East Asia. Tamarine management has expertise and relationships in the fast ferry industry and in the emerging economies of South East Asia. Entrance into the new industry of light weight aluminum fast ferries (for passengers and also for cargo) positions the Company in an expanding multi-billion dollar infrastructure industry with focus on the burgeoning economies of South East Asia, which are also producing major new mineral discoveries for the mining industry.

IMPACT OF SFAS NO. 115

Effective January 1, 1994, the Company adopted SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities", SFAS No. 115 required the Company to account for its marketable securities at market value. Unrealized gains and losses are included as a separate component of shareholders' equity as a marketable securities valuation adjustment. Previously, marketable securities were carried at the lower of their aggregate cost or market value and the unrealized losses net of unrealized gains were included in the determination of loss for the year.

IMPACT OF SFAS NO. 109

Effective January 1, 1993, the Company adopted SFAS No. 109 "Accounting for Income Taxes". SFAS No. 109 requires a change from the deferred method to the liability method of accounting for income taxes. Under the liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax laws and rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under this new standard, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Under the deferred method, deferred taxes were recognized using the tax rate applicable to the year of the calculation and were not adjusted for subsequent changes in tax rates. The adoption of SFAS No. 109 did not have any impact on the consolidated financial statements.

IMPACT OF INFLATION

North Lily will be affected by inflation because market value of its potential products (gold and silver) tends to fluctuate with inflation. Other major costs should not increase at a rate in excess of inflation.

                        REPORT OF INDEPENDENT ACCOUNTANTS




To the Shareholders and Board of Directors
North Lily Mining Company:


We have audited the consolidated financial statements and the financial statement schedules of North Lily Mining Company and Subsidiaries listed in
Item 14(a) of this Form 1O-K. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of North Lily Mining Company and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

These financial statements have been prepared on the assumption that the Company will be able to carry on as a going concern. As discussed in note 1 to the consolidated financial statements, the Company has a working capital deficiency at December 31, 1995, losses from continuing operations for each of the three years ended December 31, 1995, and no operating cash flow to meet ongoing obligations. In addition there are certain potential liabilities which may have an adverse effect on the Company (see note 13). These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Should the Company be unable to realize on its assets and discharge its liabilities in the normal course of business, the net realizable value of its assets may be materially less than the amounts recorded on the balance sheet.






                                                        COOPERS & LYBRAND L.L.P.



Oakland, California
April 17, 1996

                   NORTH LILY MINING COMPANY AND SUBSIDIARIES
             CONSOLIDATED BALANCE SHEETS, December 31, 1995 and 1994


                              --------------------


                                                         1995         1994
                                                    -----------   ------------
     ASSETS

Current assets:
  Cash and cash equivalents                         $   122,515   $     38,954
  Marketable securities                                 448,800        299,874
  Accounts receivable                                    44,687         49,201
  Inventory                                              43,207        101,750
                                                    -----------   ------------

      Total current assets                              659,209        489,779

Note receivable                                          35,000              -
Plant and equipment, net                                278,111        461,185
Mineral properties, net                               3,121,943      4,048,059
Other assets                                            107,457        106,025
                                                    -----------   ------------
      Total assets                                  $ 4,201,720   $  5,105,048
                                                    -----------   ------------
                                                    -----------   ------------

     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                 $    381,326   $    402,955
  Accrued and other liabilities                          38,000         68,000
  Reclamation liabilities                               220,001        152,119
  Notes payable                                         308,788        201,337
  Due to former officers                                      -        156,250
                                                    -----------   ------------
      Total current liabilities                         948,115        980,661

Due to International Mahogany Corp.                           -        648,973
Indebtedness to be settled with shares                        -        354,250
Due to officers                                         385,000        165,000
                                                    -----------   ------------
Total liabilities                                     1,333,115      2,148,884
                                                    -----------   ------------
                                                    -----------   ------------

Commitments and contingencies and going concern (Notes 1 and 13)

Shareholders' equity:
  Common stock, $0.10 par value; authorized
    30,000,000 shares; issued 25,946,677 and
    23,420,842 shares as of December 31, 1995
    and 1994, respectively                            2,594,667      2,342,084
  Additional paid-in capital                         48,929,549     48,545,382
  Accumulated deficit                               (48,835,939)   (47,913,907)
  Treasury stock, at cost, 144,830 shares
    as of December 31, 1995 and 1994                    (17,395)        17,395)
  Marketable securities valuation adjustment            197,723              -
                                                    -----------   ------------
    Total shareholders' equity                        2,868,605      2,956,164
                                                    -----------   ------------
    Total liabilities and shareholders' equity      $ 4,201,720   $  5,105,048
                                                    -----------   ------------
                                                    -----------   ------------


   The accompanying notes are an integral part of these consolidated financial statements.

                   NORTH LILY MINING COMPANY AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                              --------------------

                                                                      1995           1994           1993
                                                                  -----------    ------------   ------------
Sales revenue                                                     $         -    $          -   $  1,409,836
Cost of sales                                                               -               -      2,490,296
Depletion and depreciation                                                  -               -        504,415
                                                                  -----------    ------------   ------------
   Gross loss                                                               -               -     (1,584,875)

Operating expenses:
   General and administrative                                         842,547         862,735      1,721,390
   Exploration and property carrying costs                             60,390         432,425        430,089
   Abandonment of mineral properties                                   48,397         197,850         52,912
   Provision for diminution in value of mineral properties                  -         300,000              -
                                                                  -----------    ------------   ------------
      Operating loss                                                 (951,334)     (1,793,010)    (3,789,266)

Other income (expenses):
   Interest income                                                      3,310           1,275         48,895
   Interest expense                                                   (17,242)              -        (36,233)
   Net realized gain (loss) on sale of marketable securities           92,628         170,494        (11,882)
   Gain on disposition of mineral properties                           49,500               -              -
   Write-down of mill equipment                                             -        (371,897)      (664,515)
   Gain on sale of Dragon Mining Corp.                                      -               -        729,547
   Loss on sale of International Mahogany Corp.                             -               -     (2,928,595)
   Restructuring costs                                                      -               -       (512,933)
   Other, net                                                        (172,644)        (78,009)       275,626
                                                                  -----------    ------------   ------------
      Loss from continuing operations, before
         minority interest in loss of subsidiaries
         and extraordinary item                                      (995,782)     (2,071,147)    (6,889,356)

Minority interest in loss of subsidiaries                                   -               -        602,623
                                                                  -----------    ------------   ------------
      Loss from continuing operations before extraordinary item      (995,782)     (2,071,147)    (6,286,733)
Earnings from discontinued operations                                       -               -         15,114
                                                                  -----------    ------------   ------------
      Loss before extraordinary item                                 (995,782)     (2,071,147)    (6,271,619)

Extraordinary item - Gain on settlement
   of amounts due to former officers                                   73,750               -              -
                                                                  -----------    ------------   ------------
      Net loss                                                    $  (922,032)   $ (2,071,147)   $(6,271,619)
                                                                  -----------    ------------   ------------
                                                                  -----------    ------------   ------------
Net loss per common share:

      Loss from continuing operations before extraordinary item   $     (0.04)   $      (0.09)   $     (0.27)
                                                                  -----------    ------------   ------------
                                                                  -----------    ------------   ------------
      Loss before extraordinary item                              $     (0.04)   $      (0.09)   $     (0.27)
                                                                  -----------    ------------   ------------
                                                                  -----------    ------------   ------------
      Net loss                                                    $     (0.04)   $      (0.09)   $     (0.27)
                                                                  -----------    ------------   ------------
                                                                  -----------    ------------   ------------

Weighted average common shares outstanding                         23,425,837      23,276,012     23,312,343
                                                                  -----------    ------------   ------------
                                                                  -----------    ------------   ------------




   The accompanying notes are an integral part of these consolidated financial statements.

                   NORTH LILY MINING COMPANY AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                              --------------------





                                                  Common Stock         Additional
                                             -----------------------     Paid-In      Accumulated    Treasury
                                               Shares       Amount       Capital        Deficit        Stock
                                             ----------  -----------   -----------   -------------   --------
Balance, December 31, 1992                   23,234,842   $2,323,484   $48,461,682   $(39,571,141)   $(17,380)

Net loss, year ended December 31, 1993                -            -             -     (6,271,619)          -
Common stock issued for services rendered       186,000       18,600        83,700              -           -
Common stock repurchased                              -            -             -              -         (15)
Company stock sold by subsidiary                      -            -             -              -           -
Accumulated foreign currency
   translation adjustment                             -            -             -              -           -
                                             ----------   ----------   -----------   ------------    --------
Balance, December 31, 1993                   23,420,842    2,342,084    48,545,382    (45,842,760)    (17,395)

Net loss, year ended December 31, 1994                -            -             -     (2,071,147)          -
                                             ----------   ----------   -----------   ------------    --------
Balance, December 31, 1994                   23,420,842    2,342,084    48,545,382    (47,913,907)    (17,395)

Net loss, year ended December 31, 1995                -            -             -       (922,032)          -
Common stock issued for services rendered        70,000        7,000         7,000              -           -
Common stock issued on settlement of debt     1,455,835      145,583       291,167              -           -
Company stock issued by private placement     1,000,000      100,000       100,000              -           -
Share issue costs                                     -            -       (14,000)             -           -
Marketable securities valuation adjustment            -            -             -              -           -
                                             ----------   ----------   -----------   ------------    --------
Balance, December 31, 1995                   25,946,677   $2,594,667   $48,929,549   $(48,835,939)   $(17,395)
                                             ----------   ----------   -----------   ------------    --------
                                             ----------   ----------   -----------   ------------    --------
                                                                               Accumulated
                                                 Company        Marketable       Foreign
                                                  Stock         Securities       Currency
                                                 Held by        Valuation      Translation
                                               Subsidiaries     Adjustment      Adjustment      Total
                                               ------------     ----------     -----------   ------------
Balance, December 31, 1992                     $(5,239,477      $      -       $(747,479)       5,209,689

Net loss, year ended December 31, 1993                   -             -               -       (6,271,619)
Common stock issued for services rendered                -             -               -          102,300
Common stock repurchased                                 -             -               -             (15)
Company stock sold by subsidiary                 5,239,477             -               -       5,239,477
Accumulated foreign currency
   translation adjustment                                -             -         747,479         747,479
                                               -----------      --------       ---------     -----------
Balance, December 31, 1993                               -             -               -       5,027,311

Net loss, year ended December 31, 1994                   -             -               -      (2,071,147)
                                               -----------      --------       ---------     -----------
Balance, December 31, 1994                               -             -               -       2,956,164

Net loss, year ended December 31, 1995                   -             -               -        (922,032)
Common stock issued for services rendered                -             -               -          14,000
Common stock issued on settlement of debt                -             -               -         436,750
Company stock issued by private placement                -             -               -         200,000
Share issue costs                                        -             -               -         (14,000)
Marketable securities valuation adjustment               -       197,723               -         197,723
                                               -----------      --------       ---------     -----------
Balance, December 31, 1995                     $         -      $197,723       $       -     $ 2,868,605
                                               -----------      --------       ---------     -----------
                                               -----------      --------       ---------     -----------



   The accompanying notes are an integral part of these consolidated financial statements.

                   NORTH LILY MINING COMPANY AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                              --------------------

                                                                     1995           1994            1993
                                                                  ---------     -----------     ------------
Cash flows from operating activities:
   Net loss                                                       $(922,032)    $(2,071,147)    $(6,271,619)
                                                                  ---------     -----------     -----------
   Adjustments to reconcile net loss to net cash provided
    from (used for) operating activities:
      Depletion and depreciation                                     49,562         129,734         504,415
      Provision for diminution in value of mineral properties             -         300,000               -
      Abandonment of mineral properties                              48,397         197,850          52,912
      Minority interest in loss of subsidiaries                           -               -        (557,281)
      Net realized loss (gain) on sale of marketable
        securities and investments                                  (92,628)       (170,494)         11,882
      Gain on foreign currency transaction                                -               -        (534,727)
      Gain on disposition of mineral properties                     (49,500)              -               -
      Write-down of mill equipment                                        -         371,897         664,515
      Gain on sale of Dragon Mining Corp.                                 -               -        (729,547)
      Loss on sale of International Mahogany Corp.                        -               -       2,928,595
      Issuance of common stock for services rendered                      -               -         102,300
      Indebtedness to be settled with shares                              -         354,250               -
      Decrease (increase) in accounts receivables                     4,514          12,995         (38,914)
      Decrease in inventory                                          58,543          49,994          73,315
      Decrease (increase) in other assets                            (1,432)         22,009         144,668
      Increase (decrease) in accounts payable                       (21,629)        128,879         405,405
      Increase (decrease) in accrued and other liabilities          (30,000)       (288,439)        101,644
      Increase (decrease) in reclamation liabilities                 67,882         (97,881)        171,411
      Increase in due to former officers                                  -               -         156,250
      Increase in due to officers                                   220,000         165,000               -
      Decrease in taxes payable                                           -               -          (2,173)
      Other items                                                   (73,750)              -               -
                                                                  ---------     -----------     -----------
          Total adjustments                                         179,959       1,175,794       3,454,670
                                                                  ---------     -----------     -----------
          Net cash used for operating activities                   (742,073)       (895,353)     (2,816,949)
                                                                  ---------     -----------     -----------
Cash flows from investing activities:
   Acquisition and exploration of mineral properties,
    net of option payments and foreign taxes received                91,987        (300,017)        199,178
   Acquisition of equipment                                               -         (31,144)        (46,249)
   Proceeds received on sale of equipment                            93,403               -               -
   Proceeds from sale of marketable securities and investments      153,649         665,803         927,639
   Purchase of marketable securities and investments                (12,224)              -         300,091)
   Proceeds from sale of mineral properties                          62,822               -               -
   Proceeds from sale of Company's investment in subsidiary's stock       -               -         500,000
      Less:  Cash disposed on sale of subsidiary                          -               -         (93,439)
   Proceeds from sale of discontinued operations                          -               -         400,000
   Purchase of treasury stock                                             -               -             (15)
                                                                  ---------     -----------     -----------
        Net cash provided from investing activities                 389,637         334,642       1,587,023
                                                                  ---------     -----------     -----------
Cash flows from financing activities:
   Notes payable                                                    107,451         201,337               -
   Advances from International Mahogany Corp.                       163,546         358,258         195,146
   Proceeds from issuance of common stock                           200,000               -               -
   Note receivable                                                  (35,000)              -               -
                                                                  ---------     -----------     -----------
      Net cash provided from financing activities                   435,997         559,595         195,146
                                                                  ---------     -----------     -----------
      Net increase (decrease) in cash and cash equivalents           83,561          (1,116)     (1,034,780)
Cash and cash equivalents, beginning of year                         38,954          40,070       1,074,850
                                                                  ---------     -----------     -----------
Cash and cash equivalents, end of year                            $ 122,515     $    38,954     $    40,070
                                                                  ---------     -----------     -----------
                                                                  ---------     -----------     -----------
                Supplemental Disclosure of Cash Flows Information
Cash paid during the year for:
   Interest                                                       $       -       $   2,611     $    36,233
                                                                  ---------     -----------     -----------
                                                                  ---------     -----------     -----------
   Income taxes                                                   $       -       $       -     $         -
                                                                  ---------     -----------     -----------
                                                                  ---------     -----------     -----------


             Supplemental Schedule of Non-cash Investing and Financing Activities (see Note 14)


   The accompanying notes are an integral part of these consolidated financial statements.

                   NORTH LILY MINING COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              --------------------

1.   GOING CONCERN:

     During 1995, 1994, and 1993 the Company incurred net losses of $922,032, $2,071,147 and $6,271,619, respectively and at December 31, 1995 has a working capital deficiency of $288,906. During 1995 and 1994 the Company used cash in operating activities of $742,073 and $895,353, respectively.

     During 1993 the Company ceased operations at its Silver City mine and suspended mining operations at its Tuina mine (Note 8). As a result the Company has no operating cash flow to meet ongoing obligations. The Company has continually been selling non-essential Company assets to fund ongoing operations and property commitments over the past three years. The Company requires financing to fund its future operations and will attempt to meet its ongoing liabilities as they fall due through the sale of marketable securities or mineral properties. There can be no assurance that the Company will be able to raise the necessary financing to continue in operations or meet its liabilities as they fall due or be successful in resolving its contingent liabilities (note 13). Should the Company be unable to realize on its assets and discharge its liabilities in the normal course of business, the Company may not be able to continue in operations and the net realizable value of its assets may be materially less than the amounts recorded on the consolidated balance sheets.

     See also Notes 5(a), 6 and 16.

2.   NATURE OF OPERATIONS:

     The Company is engaged in mineral activities, including exploration, extraction, processing and reclamation. The Company's principal assets are its copper mine, located in Chile, and its mineral properties, located in the United States.

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     PRINCIPLES OF CONSOLIDATION:

     The consolidated financial statements include the accounts of North Lily Mining Company, a Utah corporation, and all of its subsidiaries (the "Company"). The Company's significant subsidiary is Minera Northern Resources, S.A. ("Minera") (a 100% owned Chilean corporation). All significant intercompany transactions, accounts, and investments have been eliminated. See also Note 5.

     USE OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimated.

     CASH EQUIVALENTS:

     The Company defines cash equivalents as all short-term, highly liquid investments with original maturity dates less than 90 days.

                   NORTH LILY MINING COMPANY AND SUBSIDIARIES

                              --------------------



3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

     MARKETABLE SECURITIES:

     Current marketable equity securities are carried at market value. Unrealized losses and gains are included as a separate component of shareholders' equity. Net realized gains and losses on security transactions are determined on the specific identification cost basis and are included in the determination of loss for the year.

     INVENTORY:

     Finished products are recorded at the lower of first-in, first-out cost or market. In-process heap leach ore, which principally includes unleached ore placed on heap leach pads, is valued at the lower of moving average production cost or net realizable value. Costs are removed from inventory on a first-in, first-out basis. Major mining and milling supplies are stated at the lower of first-in, first-out cost or market.

     Plant and Equipment:

     Plant and equipment is carried at cost net of write-downs. Mill and equipment are depreciated using the straight-line method over their estimated useful lives of 5 to 15 years or the units-of-production method based on estimated tons of ore reserves if the equipment is located at a producing property with a shorter economic life. Mining equipment is being depreciated using the straight-line method over their estimated useful lives of 3 to 15 years or the units-of-production method based on estimated tons of ore reserves if the equipment is located at a producing property with a shorter economic life. Office equipment and fixtures are being depreciated using the straight-line method over their estimated useful lives of 3 to 10 years. When such assets are sold or otherwise disposed of, the costs and accumulated depreciation are removed from the accounts, and any resulting gains or losses are charged to operations. Carrying values of plant and equipment are reviewed on a regular basis and, when necessary, are written down to their estimated recoverable amount.

     MINERAL PROPERTIES:

     Direct costs related to the acquisition, exploration and development of mineral properties held or controlled by the Company are deferred on an individual property basis until viability of a property is determined. General exploration costs are expensed as incurred. Management of the Company periodically reviews the recoverability of the capitalized mineral properties and mining equipment. Management's calculation of proven and probable reserves is based on engineering and geological estimates and financial estimates including mineral prices and operating costs. The Company depreciates its assets and accrues for reclamation on a units of production basis at each mine site over proven and probable reserves. Changes in the geological and engineering interpretation of the Company's ore bodies, mineral price and operating costs may change the Company's estimate of proven and probable reserves. It is reasonably possible that the Company's estimate of proven and probable reserves will change in the near term resulting in additional charges for depreciation and reclamation in future reporting periods. When it is determined that a project or property will be abandoned or its carrying value has been impaired, a provision is made for any expected loss on the project or property.

     Investments in joint ventures are proportionately consolidated.

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                   NORTH LILY MINING COMPANY AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                              --------------------


3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

     FOREIGN CURRENCY TRANSLATION:

     Results of operations for foreign subsidiaries, whose functional currency is other than the U.S. dollar, are translated using the average exchange rates during the period, while assets and liabilities are translated into U.S. dollars using current rates. Resulting translation adjustments are recorded in currency translation adjustments in shareholders' equity. For foreign subsidiaries whose functional currency is the U.S. dollar, currency gains and losses resulting from translation and transactions are determined using a combination of current and historical rates and are included in the results of operations.

     REVENUE FROM GOLD AND SILVER BULLION/COPPER PRECIPITATE SALES:

     Revenue from gold and silver bullion sales is recorded at the time of shipment to the refiner if sold within a normal trading cycle. The price of each shipment is based generally on the closing London bullion price on the date of shipment or at the price negotiated under forward sales contracts. Subsequent adjustments for actual sales prices and for quantity variances based on refiner weights and assays are recorded when determined.

     Revenue from copper precipitate sales is recognized at the point of transferring the copper precipitate to the buyer's warehouse in Antofagasta, Chile. The value of each shipment is based on the average New York Commodity Exchange (Comex) High Grade first position price for the month of shipment. Subsequent adjustments for actual sales prices and for quantity variances based on refiner weights and assays are recorded when determined.

     RECLAMATION COSTS:

     All of the Company's operations are subject to reclamation, site restoration and closure requirements. Post-closure reclamation, site restoration costs and closure costs for each producing mine are charged to operations over the expected life of the mine using the units of production method. Current expenditures relating to ongoing environmental and reclamation programs are expensed as incurred. The Company calculates its estimate of the ultimate reclamation liability based on current laws and regulations and the expected future costs to be incurred in reclaiming, restoring and closing its operating mine sites. It is reasonably possible that the Company's estimate of its ultimate reclamation liability will increase in the near term due to possible changes in laws and regulations and changes in cost estimates.

     INCOME TAXES:

     Effective January 1, 1993, the Company adopted SFAS No. 109 "Accounting for Income Taxes". SFAS No. 109 requires a change from the deferred method to the liability method of accounting for income taxes. Under the liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax laws and rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under this standard, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The adoption of SFAS No. 109 did not have any impact on the consolidated financial statements.

                   NORTH LILY MINING COMPANY AND SUBSIDIARIES

                              --------------------


3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

     CONCENTRATION OF CREDIT RISK:

     Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, investments in marketable securities and receivables. The Company places its short-term cash investments with high credit quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. Generally, these investments mature within 90 days and therefore are subject to minimal risk. The Company sells products on credit and generally does not require collateral.

     LOSS PER COMMON SHARE:

     Loss per common share is calculated using the weighted average number of shares outstanding during the year. Loss per common share computations for each of the three years presented do not include the effect of outstanding stock options, as their effect is antidilutive.

4.  DISCONTINUED OPERATIONS:

     Effective June 3, 1993, the Company's former subsidiary, International Mahogany Corp. ("Mahogany"), sold its wholly owned subsidiary, Mahogany Minerals U.S. Inc. ("Mahogany U.S."), for $1,200,000. Mahogany U.S. held substantially all of Mahogany's oil and gas interests. The sale of Mahogany U.S. resulted in a loss of $144,778 in 1993.

     The results of the oil and gas interests for 1993 have been reported separately as discontinued operations in the Consolidated Statements of Operations. Summarized results of the oil and gas operations for 1993 are as follows:


     Revenues                                                $ 522,717
                                                             ---------
     Production costs                                           76,566
     Depletion and amortization                                169,118
     Other expenses                                             56,214
     Other items                                                15,585
                                                             ---------
                                                               317,483
                                                             ---------
     Earnings from discontinued
       operations before loss on sale of Mahogany U.S.         205,234
     Loss on sale of Mahogany U.S.                            (144,778)
                                                             ---------
     Earnings from discontinued operations                      60,456
     Minority interest relating to discontinued operations     (45,342)
                                                             ---------
     Total earnings related to discontinued operations       $  15,114
                                                             ---------
                                                             ---------

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                   NORTH LILY MINING COMPANY AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                              --------------------


5.   DISPOSITION OF INTERESTS IN SUBSIDIARY COMPANIES:

     A)  COMPANIA MINERA PHOENIX S.A.

     On April 12, 1995, the Company and Mahogany agreed to a restructuring of the ownership interest of the Tuina project. In settlement of the Company's debt to Mahogany as at March 28, 1995, the Company's ownership interest in Compania Minera Phoenix S.A. ("Phoenix") was reduced from 50% to 41%. The disposition of the 9% interest in Phoenix has resulted in the elimination of the Company's indebtedness to Mahogany and a reduction of the Tuina asset by $797,481.

     On April 14, 1995, and extended and revised on several occasions, Mahogany agreed to sell its 59% interest in Phoenix to Yuma Gold Mines Limited ("Yuma") (the "Mahogany-Yuma Agreement").

     On April 18, 1995, and extended and revised on several occasions, the Company also entered into an agreement with respect to Phoenix. Pursuant to the terms of the agreement, subject to regulatory approvals and completion of the Mahogany-Yuma Agreement, the Company's remaining interest in Phoenix will be impacted, as follows:

       i) Yuma will receive an additional 5% interest in Phoenix in exchange for funded costs and the delivery of an independent bankable feasibility study in respect of the Tuina project;

      ii) the Company will sell a further 10% interest in Phoenix to Yuma for an initial payment of $145,000, less deductions for operating costs and the costs of securing the water rights for the Tuina project. In addition, Yuma is required to make two further payments to the Company, due upon commencement of Tuina commercial production and one year thereafter. These payments are to be calculated in relation to the initial capital costs of the Tuina project, from a high of $609,000 where the initial capital costs are less than $14,000,000 with graduating payments decreasing as capital costs increase, and may be made, at Yuma's election, in cash or shares of Yuma; and

     iii) all participants will be responsible for contributing their share of funding following completion and delivery of the Feasibility Study. The failure of any participant to contribute its share of funding will result in a dilution of that participant's interest in accordance with a dilution formula. Once a participant's interest has been diluted to 10%, the ownership interest will convert to a 10% net profits interest.

     Closing of the Mahogany-Yuma Agreement is subject to regulatory approval, securing the water rights for the Tuina Project by April 30, 1996 (the "Water Rights Approval Date"), and the completion by Yuma of a financing of at least U.S. $1,500,000 within 30 days of the Water Rights Approval Date.

     If the Water Rights Approval Date does not occur as contemplated, Yuma may elect to terminate the Mahogany-Yuma Agreement and in such circumstances, the Company must reimburse Yuma for the Yuma Payments. The reimbursement would be payable by the Company from proceeds from the subsequent sale of its interest in the Tuina Project, or commercial production commences on the Tuina Project. If the Water Rights Approval Date occurs by April 30, 1996, and Yuma is unable to close the Yuma Purchase Agreement and Mahogany agrees to an extension of the closing, then Yuma shall lose the rights to reimbursement of the Yuma Payments.

     The Company and Mahogany have an agreement in principle to conduct the activities of the Tuina project on a joint venture basis. The Company expects to enter into a definitive joint venture and operating agreement with Yuma after closing of the Mahogany-Yuma Agreement.

                   NORTH LILY MINING COMPANY AND SUBSIDIARIES

                              --------------------

5.   DISPOSITION OF INTERESTS IN SUBSIDIARY COMPANIES, CONTINUED:

     B)  INTERNATIONAL MAHOGANY CORP.

     During 1993, the Company sold to Baja Gold, Inc. ("Baja") the Company's equity investment in Mahogany, consisting of 4,114,958 Class B subordinate voting shares and 150,000 Class A common shares of Mahogany (collectively the "Mahogany Shares"), representing a 25.2% equity and 60.1% voting control interest. Consideration received from Baja included: cash of $500,000; a note, bearing interest at 8% per annum, issued by Baja in the amount of $500,000; and 650,000 common shares of Baja, having a fair market value of $680,000 at the date of sale of the Mahogany Shares. See also Note 12.

     As a result of the Company selling its equity interest in Mahogany, the Company's consolidated financial statements include the results of Mahogany's operations up to the date of disposition. During 1993, the Company recognized a loss on the sale of Mahogany of $2,928,595.

     The disposed net assets of Mahogany, and the computation of the loss on sale in 1993 are as follows:

     Net Assets of Mahogany
     ----------------------
          Current assets                                       $  1,531,804
          Long-term assets                                       12,857,716
          Liabilities                                            (1,158,485)
          Minority interest                                     (14,964,002)
          Company stock held                                      5,239,477
          Accumulated foreign currency translation adjustment     1,102,085
                                                                -----------
                                                                $ 4,608,595
                                                                -----------
                                                                -----------


     The net asset value of Mahogany reflects the Company's original investment in Mahogany which is adjusted by the Company's proportionate share of Mahogany's operating results (increased for income and decreased for losses).

     Computation of Loss on Sale
     ---------------------------
            Proceeds on sale                                     $1,680,000
            Net assets of Mahogany                                4,608,595
                                                                 ----------
                                                                 $2,928,595


     C)  DRAGON MINING CORP.  ("DRAGON")

         During 1993, the Company sold all its shares in Dragon to a third party for consideration of $1. Dragon had no assets; however, there was a liability, including accrued interest, on account of a note payable to a former director, of $729,548. As the liabilities of Dragon are no longer included in the consolidated financial statements of the Company a gain of $729,547 was recognized in 1993 on the sale.

6.   PROPOSED SHARE EXCHANGE WITH TAMARINE VENTURES LTD.:

     On November 17, 1995, the Company executed an Agreement and Plan of Share Exchange (the "Agreement") with Tamarine Ventures Ltd., a company incorporated under the laws of British Columbia, Canada ("Tamarine"). Under the terms of the Agreement the Company is required to effect a one new for ten old reverse stock split, whereby every ten shares of the Company's issued and outstanding shares of Common Stock will be exchanged for one share of Common Stock ("Post-Consolidated Share"), and issue, on closing, one Post-Consolidated Share of the Company in exchange for four common shares of Tamarine, thereby making Tamarine a wholly owned subsidiary of the Company (the "Share Exchange").

                   NORTH LILY MINING COMPANY AND SUBSIDIARIES

                              --------------------


6.   PROPOSED SHARE EXCHANGE WITH TAMARINE VENTURES LTD., CONTINUED:

     At the closing of the Share Exchange, the Company would issue 2,000,000 Post-Consolidated Shares of its Common Stock to the shareholders of Tamarine. Closing of the Share Exchange is subject to a number of conditions including regulatory acceptance, approval by the shareholders of the Company and satisfactory results of due diligence investigations conducted by the Company and Tamarine. The Agreement contemplates that Tamarine will acquire other businesses and/or companies using shares of the Company's Common Stock. On November 24, 1995, Tamarine executed a Business Sale Agreement (the "Cougar Acquisition") with Atlay Cat Sales and Services Pty. Ltd. ("Atlay") of Queensland, Australia, to acquire its business, known as Cougar Catamarans. Cougar Catamarans manufactures and sells boats, which include passenger ferries, pleasure boats, scenic tour boats, fishing boats, dive boats and patrol boats. The purchase price is $2,500,000 plus the value at closing of inventory and work in process. Of the purchase price, $500,000 can be made in shares of the Company's Common Stock.

     Closing of the Share Exchange is subject to a number of conditions, including Company shareholder and regulatory approvals. There can be no assurance that the necessary approvals will be obtained, in which case the Agreement may be amended.

     During 1995, the Company loaned Tamarine $35,000 pursuant to the issuance of a promissory note by Tamarine. The promissory note bears interest at a rate of 10% compounded semi-annually, payable at maturity. The principal and interest is payable in full on December 31, 1997. 100,000 common shares of Tamarine have been pledged as collateral.

     See also Note 16(i).


7.   PLANT AND EQUIPMENT:

     Plant and equipment consist of the following at December 31, 1995 and 1994:

                                                       1995
                                ------------------------------------------------
                                            Accumulated
                                   Cost     Depreciation   Write-down      Net
                                ----------  ------------   ----------   --------
Mill and equipment              $2,132,481   $1,092,966    $1,036,412   $  3,103
Mining equipment                   586,478      354,577             -    231,901
Office equipment and fixtures      220,898      177,791             -     43,107
                                ----------   ----------    ----------   --------
                                $2,939,857   $1,625,334    $1,036,412   $278,111
                                ----------   ----------    ----------   --------
                                ----------   ----------    ----------   --------

                                                       1994
                                ------------------------------------------------
                                            Accumulated
                                   Cost     Depreciation   Write-down      Net
                                ----------  ------------   ----------   --------
Mill and equipment              $2,157,481   $1,092,966    $1,036,412   $ 28,103
Mining equipment                   713,510      396,467             -    317,043
Office equipment and fixtures      220,898      104,859             -    116,039
                                ----------   ----------    ----------   --------
                                $3,091,889   $1,594,292    $1,036,412   $461,185
                                ----------   ----------    ----------   --------
                                ----------   ----------    ----------   --------

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                   NORTH LILY MINING COMPANY AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                              --------------------


7.   PLANT AND EQUIPMENT, CONTINUED:

     Included in mill and equipment is an idle mill facility held for sale. During 1995, the Company received $25,000 from the partial sale of the mill facility. During 1994, the Company wrote down the carrying value of the idle mill facility by $371,897.

8.   MINERAL PROPERTIES:

     The Company's investment in mineral properties at December 31, 1995 and 1994 is as follows:

                                                        1995         1994
                                                     ----------   ----------
     Mineral properties                              $5,328,528   $6,180,184
          Less:  Accumulated depletion                  999,585      925,125
                 Provision for diminution in value    1,207,000    1,207,000
                                                     ----------   ----------
                                                     $3,121,943   $4,048,059
                                                     ----------   ----------
                                                     ----------   ----------

     Below is a breakdown of various Company properties with their respective net carrying values at December 31, 1995 and 1994.

                                                        1995         1994
                                                     ----------   ----------
     U.S. PROPERTIES:
     ----------------
     Nine Mile                                       $        -   $   71,397
     Tintic                                           1,404,593    1,479,593
     Other                                                8,395       21,716
                                                     ----------   ----------
                                                      1,412,988    1,572,706
     CHILEAN PROPERTY:
     -----------------
     Tuina                                            1,668,617    2,475,353

     BOLIVIAN PROPERTY:
     ------------------
     San Simon                                           40,338            -
                                                     ----------   ----------
                                                     $3,121,943   $4,048,059
                                                     ----------   ----------
                                                     ----------   ----------


     During 1993 the Company's Silver City mining operation located in Utah ceased operations and commenced reclamation work. As at December 31, 1995, the Company has accrued $220,000 (1994 - $152,119) as its share of estimated net future costs to complete its share of the reclamation work.

     The Company also suspended production at its Tuina mine in Chile during 1993 due to negative cash flows. This operation is not expected to resume production until 1997 at the earliest, and requires the successful financing of the construction of a solvent extraction/electrowinning plant to produce cathode copper.

     See also Note 5(a).

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                   NORTH LILY MINING COMPANY AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                              --------------------

9.   NOTES PAYABLE:

                                                              1995       1994
                                                            --------   --------
     Baja Gold, Inc.
          Promissory note (Cdn. $283,820),
          bearing interest at 7% per annum.
          150,000 shares of Baja has been
          pledged as collateral for the promissory note     $211,621   $201,337
     Other
          Promissory note (Cdn. $130,000),
          bearing interest at 8% per annum.
          90,000 shares of Baja has been pledged
          as collateral for the promissory note               97,167          -
                                                            --------   --------
                                                            $308,788   $201,337
                                                            --------   --------
                                                            --------   --------

     See also Note 16(iv).


10.  TAXES:

     Pretax loss from continuing operations consists of the following:
                                       1995            1994            1993
                                    ----------     ------------     ------------
     United States                  $(346,235)     $(1,517,229)     $(4,671,599)
     Foreign                         (265,827)        (553,918)      (2,217,757)
                                    ---------      -----------      -----------
                                    $(612,062)     $(2,071,147)     $(6,889,356)
                                    ---------      -----------      -----------
                                    ---------      -----------      -----------

     The components of the foreign pretax loss from continuing operations are as follows:

                                       1995            1994            1993
                                    ----------     ------------     ------------
     Mahogany                       $       -      $         -      $  (856,576)
     Minera                          (265,827)        (553,918)      (1,361,181)
                                    ---------      -----------      -----------
                                    $(265,827)     $  (553,918)     $(2,217,757)
                                    ---------      -----------      -----------
                                    ---------      -----------      -----------


     The Company no longer has Canadian loss carryforwards due to the disposition of Mahogany in 1993 (see Note 5(b)).

     For U.S. income tax reporting purposes, the Company has net operating loss carryforwards of approximately $14,500,000 expiring from 1997 to 2010. The Chilean loss carryforwards are approximately $3,215,000. Approximately $4,452,000 of the United States losses were acquired in the merger with Cumberland Gold, and utilization of these net operating losses is restricted to a maximum of $2,900,000 annually under Internal Revenue Code Section 382. In addition, the Company has U.S. capital loss carry-forwards of approximately $27,400,000, expiring 1998. The U.S. net operating loss and the capital loss carry-forwards are limited in their availability for use in any given year. In addition, certain other limitations are placed on the utilization of the net operating losses generated by the Company's subsidiaries.

     For U.S. income tax reporting purposes, the Company has not recorded deferred tax assets as they are reduced by a valuation allowance in accordance with SFAS No. 109.

                   NORTH LILY MINING COMPANY AND SUBSIDIARIES

                              --------------------


11.  STOCK OPTION AGREEMENTS:

     1984 Incentive Stock Option Plan:

     During 1984, the shareholders approved an incentive stock option plan (the "Plan") for officers and key employees that provided for grants of options to purchase up to 300,000 shares of unregistered common stock. In 1990, the Board of Directors approved an amendment to the Plan to increase the shares available for option grants to 2,500,000. The options granted under the Plan are immediately exercisable at the fair market value of the free trading common stock on the date of grant or 110% of such value if the optionee owned more than 10% of the combined voting power of all classes of Company stock as of the grant date. The ability of the Company to grant options, pursuant to the Plan, terminated in 1995. The options expire a maximum of ten years from the date of grant.

     A summary of the Company's stock option activity is as follows:

                                                                       Option
                                                           Number       Price
                                                          of Shares    per Share
                                                          ---------    ---------
                                                                           $

          Outstanding at December 31, 1992                 2,412,500      .75
          Cancelled                                       (2,352,500)     .75
                                                          ----------
          Outstanding at December 31, 1993                    60,000      .75
          Granted                                          2,480,000      .20
          Cancelled                                          (60,000)     .75
          Cancelled                                         (225,000)     .20
                                                          ----------
          Outstanding at December 31, 1994                 2,255,000      .20
          Cancelled                                         (282,500)     .20
                                                          ----------
          Outstanding at December 31, 1995                 1,972,500      .20
                                                          ----------
                                                          ----------


12.  RELATED PARTY TRANSACTIONS:

     During the year ended December 31, 1995:

     - The Company was charged management, consulting, and office administration fees and salaries of $272,494 by officers and companies under significant influence of certain directors of the Company. As at December 31, 1995, $416,079 remained unpaid of which $385,000 and $31,079 have been included in due to officers and accounts payable, respectively.

     - The Company issued 1,180,835 shares of the Company in settlement of $354,250 of indebtedness. Of the amount, $315,000 were amounts owing to companies controlled by current and former officers and directors of the Company.

     - The Company was advanced $74,532 (Cdn. $100,000) by a corporation with a director who is also a director of the Company. The advance was repaid during the year. As at December 31, 1995, the accrued interest of $643 remained outstanding and was included in accounts payable.

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                   NORTH LILY MINING COMPANY AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                              --------------------

12.  RELATED PARTY TRANSACTIONS, CONTINUED:

     During the year ended December 31, 1994:

     - The Company was charged management, consulting and office administration fees and salaries of $271,350 by officers and companies under significant influence of certain current and former officers of the Company. The companies also made disbursements on behalf of the Company. As at December 31, 1994, $338,905 remained unpaid. Of this amount $150,000, $165,000 and $23,905 have been included in indebtedness to be settled with shares, due to officers and accounts payable, respectively. See also Note 13(d).

     During the year ended December 31, 1993:

     - The Company was charged management, consulting and office administration fees of $106,167 by companies under significant influence of certain current directors and officers of the Company. As at December 31, 1993, $82,167 remained unpaid and has been included in accrued and other liabilities.

     - The Company was charged management, consulting and office administration fees of $144,139 by companies under significant influence of former directors and officers of the Company. As at December 31, 1993, $39,000 remained unpaid and has been included in accrued and other liabilities.

     - The Company settled $500,000 of amounts due to Mahogany by way of an assignment of a $500,000 promissory note issued by Baja (the "Baja Note"). See also Note 5(b). The Company recorded interest income of $11,778 on the Baja Note prior to the assignment.

     - As a result of a change in management, the Company incurred charges of $212,500 for a severance package negotiated with the Company's former Chairman and President. In addition, $212,500 was incurred by the Company's former subsidiary, Mahogany. These amounts have been included as part of the Company's restructuring costs. Although Mahogany's portion of the termination charge has been included in the Company's Consolidated Statements of Operations, its liabilities are no longer included in the Consolidated Balance Sheets (see Note 5(b)). As at December 31, 1994, $156,250 remained unpaid and was included in due to former officers and directors. During 1995, the Company issued 275,000 shares of the Company, at an ascribed value of $0.30 per share, to the former officers and directors in settlement of the $156,250, recording an extraordinary gain of $73,750 on settlement.

13.  COMMITMENTS AND CONTINGENCIES:

     (a) The Company has future commitments, and advance royalties payable for the base terms of certain agreements, assuming no extensions, as follows:


                                                          Total
                                                       ----------
                    1996                               $  206,400
                    1997                                  224,400
                    1998                                  236,400
                    1999                                  937,000
                                                       ----------
                                                       $1,604,200
                                                       ----------
                                                       ----------

                   NORTH LILY MINING COMPANY AND SUBSIDIARIES

                              --------------------


13. COMMITMENTS AND CONTINGENCIES, CONTINUED:

          Rent expense for the years ended December 31, 1995, 1994 and 1993 was $11,928, $12,769 and $92,873, respectively.

     (b) The Tuina project is subject to a 5% in-kind royalty on gross production, with a minimum of 16 tonnes of copper per month commencing August 1, 1995. During 1994, Phoenix made a payment of $200,000. The payment represented an advance payment against which future lease payments could be offset. Since August 1995, the minimum lease payments have been partially met through application of this advance payment. Yuma has funded the remaining portion of payments due.

     (c) The Company and other third parties are subject to a multi-count claim filed with the U.S. District Court in Butte, Montana claiming that, as a result of exploration activity in the Southern Cross area, local ground water supplies have been contaminated and reduced. Despite studies prepared privately and by the Department of State Lands (Montana) in 1992 which found no evidence of earlier claims, the plaintiff continues to seek alternative legal approaches against the defendants. Initial discovery proceedings were completed in 1995. The Company believes the claims are without merit and will continue to defend itself vigorously.

     (d) As at December 31, 1995, the Company has recorded $385,000 as due to officers. The officers have agreed not to demand repayment until January 2, 1997, at which time the indebtedness may be either settled with cash, if available, or the issuance of shares of the Company.

     (e) During 1994, a former officer of the Company filed a complaint in the U.S. Superior Court in Maricopa, Arizona seeking unpaid vacation pay, together with interest thereon, treble damages, costs and attorney's fees. The Company subsequently paid the former officer $20,834 representing the Company's calculation of its share of amounts owed. However, the Company is disputing the former officer's computation of the claim and also disputes any award for treble damages. A trial date is scheduled on April 30, 1996.

14.  SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

     At December 31, 1995, 1994, and 1993, non-cash investing and financing activities are as follows:

                                                                1995     1994     1993
                                                              --------   ----   --------
     Common stock issued on settlement of debt                $436,750   $ -    $      -
     Exchange of mineral property interest on
        settlement of amounts due to Mahogany                  797,481     -           -
     Common stock issued for services rendered                  14,000     -     102,300
     Baja shares received on sale of Mahogany                        -     -     680,000
     Baja Note received on sale of Mahogany                          -     -     500,000
     Exchange of Baja Note on settlement of amounts due
        to Mahogany                                                  -     -     500,000
     Note receivable received on sale of discontinued operations     -     -     800,000

                   NORTH LILY MINING COMPANY AND SUBSIDIARIES

                              --------------------

15.  SEGMENT INFORMATION:

     The following summary represents geographic information for the Company's United States, Chilean and other operations as of and for the years ended December 31, 1995, 1994 and 1993:

                               United States      Chile        Other        Total
                               -------------   ----------    --------    -----------
     1995
          Sales revenue         $        -     $       -     $      -    $         -
          Net loss                (656,205)      (265,827)          -       (922,032)
          Identifiable assets    2,201,249      1,960,133      40,338      4,201,720

     1994
          Sales revenue         $        -     $       -     $       -   $         -
          Net loss               (1,517,229)     (553,918)           -    (2,071,147)
          Identifiable assets     2,249,173     2,855,875            -     5,105,048

     1993
          Sales revenue         $   261,881    $ 1,147,955   $       -   $ 1,409,836
          Net loss               (4,766,881)    (1,447,702)    (57,036)   (6,271,619)
          Identifiable assets     3,538,807      2,815,984           -     6,354,791

     The following summary represents segmented information for the Company's activities as of and for the years ended December 31, 1995, 1994 and 1993:

                                                 Gold                    Discontinued
                                              and Silver      Copper      Operations      Total
                                             -----------    -----------  ------------  -----------
     1995:
          Sales revenue                      $         -    $         -    $       -   $         -
          Net loss                              (656,205)      (265,827)           -      (922,032)
          Identifiable assets                  1,931,617      2,270,103            -     4,201,720
          Depletion and depreciation               4,932         44,630            -        49,562
          Abandonment of mineral properties       48,397              -            -        48,397
          Mineral property recoveries            (47,984)       (44,791)           -       (92,775)
     1994:
          Sales revenue                      $         -    $         -    $       -   $         -
          Net loss                            (1,517,229)      (553,918)           -    (2,071,147)
          Identifiable assets                  2,249,173      2,855,875            -     5,105,048
          Depletion and depreciation              41,875         87,858            -       129,733
          Abandonment of and provision for
          mineral properties                     497,850              -            -       497,850
          Mineral property expenditures           59,819        240,198            -       300,017
     1993:
          Sales revenue                      $   261,881    $ 1,147,955    $       -   $ 1,409,836
          Net loss                            (4,884,373)    (1,447,702)      60,456    (6,271,619)
          Identifiable assets                  3,538,807      2,815,984            -     6,354,791
          Depletion and depreciation             225,414        279,001            -       504,415
          Abandonment of mineral properties       52,912              -            -        52,912
          Mineral property recoveries            (31,920)      (167,258)           -      (199,178)

                   NORTH LILY MINING COMPANY AND SUBSIDIARIES

                              --------------------


15.  SEGMENT INFORMATION, CONTINUED:

     The Company did not generate any revenue during 1994 and 1995.

     The Company's 1993 consolidated revenues for gold and silver were from sales to one customer and for copper were from sales to one customer. The Company believes that the loss of any of these customers would have no material adverse impact on the Company because of the active worldwide market for gold and silver and copper.

     During 1992, the Company's gold and silver revenues were generated solely from the Silver City Joint Venture. In February 1993, the Silver City reserves were exhausted and the facility ceased operations. Residual gold leaching continued in 1993.

16.  SUBSEQUENT EVENTS

     Subsequent to December 31, 1995, the Company:

     i) issued 1,250,000 shares, at an ascribed price of $0.20 per share, to Atlay as partial consideration of the Cougar Acquisition.
          These shares are held in escrow. Subsequent to the issuance of the shares, the Cougar Acquisition was not completed pursuant to the agreement. Tamarine and Atlay are in negotiations to revise and extend the Cougar Acquisition. There can be no assurance that the companies will be able to reach an agreement in which case these shares will be returned to the Company and held in treasury;

     ii) issued 450,000 shares, at an ascribed price of $0.20 per share, to a company and an individual pursuant to consulting agreements for providing various consulting and financial public relations;

     iii) completed a private placement and issued 555,556 shares, at a price of $0.18 per share, to a corporation with a director who is also a director of the Company; and

     iv) sold 210,000 shares of Baja for net cash proceeds of $338,567. The funds were then used to retire all of the notes payable and outstanding accrued interest, totalling $335,625.

ADDITIONAL SHAREHOLDER INFORMATION

CORPORATE HEADQUARTERS
North Lily Mining Company
1800 Glenarm Place, Suite 210
Denver, Colorado 80202
(303) 294-0427


OFFICERS AND DIRECTORS
Stephen E. Flechner - President, Chief Executive Officer and Director
    North Lily Mining Company

W. Gene Webb - Executive Vice President, Corporate
Secretary and Director
    North Lily Mining Company

John R. Twohig - Vice President - Corporate Development and Director
    Chairman and Chief Executive Officer, Tamarine
    Ventures, Ltd.

Nick DeMare - Treasurer
    President, Chase Management Ltd.

Theodore E. Loud - Director
    President, TEL Advisors Inc. of Virginia


AUDITORS
Coopers & Lybrand L.L.P.
Oakland, California


LEGAL COUNSEL
Law Offices of Fay M. Matsukage
Denver, Colorado


STOCK TRANSFER AGENT AND REGISTRAR
American Securities Transfer & Trust, Inc.
938 Quail Street, Suite 101
Lakewood, Colorado 80215


ANNUAL MEETING OF SHAREHOLDERS
The annual meeting of North Lily Mining Company's shareholders will be held on ______________, 1996, at ____
_.m. at _______________________.

We encourage shareholders to participate in this meeting in person or by proxy.



MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER
MATTERS

North Lily's common stock has traded on the over-the-counter market for approximately 60 years and was included in the NASDAQ system beginning May of 1985 (symbol: NLMC).
The range of high and low bid prices for each fiscal quarter during the two most recently completed fiscal years and the current fiscal year as reported on NASDAQ is as follows:

Fiscal 1995           High         Low
- -----------          -----        -----
First quarter        $0.19        $0.12
Second quarter       $0.25        $0.12
Third quarter        $0.22        $0.12
Fourth quarter       $0.16        $0.06

Fiscal 1994           High         Low
- -----------          -----        -----
First quarter        $0.53        $0.38
Second quarter       $0.34        $0.19
Third quarter        $0.38        $0.12
Fourth quarter       $0.25        $0.09

On July 29, 1996, the closing bid price of the common stock was $0.156 per share.

The above bid quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

As of July 29, 1996, there were 10,419 shareholders of record of North Lily's common stock.

North Lily has not paid or declared any cash dividends and does not anticipate paying dividends for the foreseeable future.
It is expected that any net income will be retained by North
Lily for the development of its business.


SEC FORM 10-K AND FORM 10-Q
Upon written request, the Company will provide, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and Quarterly Report on Form
10-Q for the quarter ended March 31, 1996, to any of the Company's shareholders of record. Any such written request may be addressed to the Corporate Secretary, North Lily
Mining Company, 1800 Glenarm Place, Suite 210, Denver,
Colorado 80202. The written request shall include a good faith representation that, as of _____________, 1996, the person making the request was the beneficial owner of Common Stock of the Company entitled to vote at the Annual Meeting.